Exhibit 5.1

Travers Smith LLP 10 Snow Hill, London, EC1A 2AL

T: +44 (0)20 7295 3000  |  www.traverssmith.com

The Directors Noble Corporation plc 10 Brook Street London, England W1S 1BG	Your ref:
	Our ref:	RRS/AZS
	Doc ID:	4145-2788-7384
	Tel:	+44 (0)20 7295 3000
	Email:	richard.spedding @traverssmith.com

5 November 2018

Dear Sirs:

Registration Statement on Form S-3 - Exhibits 5.1 and 23.2

1.	Introductory Matters

We are acting as English legal advisers to Noble Corporation plc (the “Company”) in connection with the preparation and filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act 1933, as amended (the “Securities Act”), in connection with the registration for issuance, offering, sale and delivery from time to time of Ordinary Shares of the Company with a nominal value of US$0. 01 per share and other shares in the Company, including preference shares and other ordinary shares as determined by the directors of the Company in accordance with the articles of association of the Company and English law as then in force (together, the “Shares”).

We have taken instructions in this regard solely from the Company.

We hereby confirm that, for the purposes of rendering this opinion letter (the “Opinion”), we have not, other than as expressly set forth in this Opinion, undertaken any searches or obtained any information whatsoever in relation to the Company to verify such matters as (including without limitation):

(a)	its solvency or otherwise;

(b)

whether any steps have been taken by any person in respect of its receivership, administration, reorganisation, winding-up or liquidation, including for these purposes the taking by any person of any action relating to or affecting the rights of creditors (or any analogous actions thereto) or the commencement of any moratorium in respect thereof;

(c)	whether any security interests, liens or encumbrances exist or have been registered over any of its property or assets; or

(d)	otherwise investigated in any way whatsoever its activities.

Travers Smith LLP is a limited liability partnership registered in England and Wales under number OC 336962 and is authorised and regulated by the Solicitors Regulation Authority (SRA number 489478). A list of the members of Travers Smith LLP is open to inspection at our registered office and principal place of business: 10 Snow Hill London EC1A 2AL

5 November 2018

This Opinion is given only with respect to English law as it exists and is interpreted at the date of this Opinion. For the purposes of this Opinion we have made no investigation of, and therefore express or imply no opinions to, the laws of any other jurisdiction. In particular, we give no opinion on European Union law as it affects any jurisdiction other than England nor as to the operation of any U.S. securities laws. This Opinion is governed by, and shall be construed in accordance with, English law.

2.	Documents

We have not examined any document for the purposes of giving this Opinion other than:

(a)	a signed copy of the Registration Statement to be filed with the Securities and Exchange Commission on 5 November 2018;

(b)

copies of the Company’s certificate of incorporation, certificate of incorporation on change of name dated 20 March 2013, certificate of incorporation on re-registration of a private company as a public company dated 7 October 2013 and articles of association adopted on 10 June 2014, each existing as at the date of this Opinion;

(c)

the resolutions of the board of directors of the Company (the “Board”) passed at a meeting on 2 February 2018 approving the form and issue of the proxy statement for the annual general meeting of the Company (the “Board Resolutions”), as provided by the Company;

(d)

extracts of the shareholder resolutions numbered 14, 15 and 16 passed at the annual general meeting of the Company held on 27 April 2018 (the “Shareholder Resolutions” and together with the Board Resolutions the “Resolutions”), as provided by the Company;

(e)	a certificate of good standing issued by the Registrar of Companies dated 1 November 2018; and

(f)	the results of our search on 2 November 2018 of the Company’s public records held by the Registrar of Companies (the “Company Search”).

On 5 November 2018, we carried out telephone enquiries at the Central Registry of Winding-Up Petitions at the Companies Court in London at 12:00 p.m. London time in respect of the Company (the “Bankruptcy Search”).

3.	Assumptions

For the purpose of giving this Opinion, we have assumed (without making any investigation):

(a)	any signatures and seals on the documents reviewed by us are genuine, were duly applied to the relevant documents and, where necessary, were properly witnessed;

(b)	the conformity to original documents of all documents submitted to us as copies or scanned pdf copies and the authenticity and completeness of such original documents;

(c)

that all facts which are stated in any official public record or other document or information supplied by a public official are correct. In particular, that the files maintained at the Registrar of Companies relating to the Company were all complete, accurate and up-to-date at the time the Company Search was conducted and will so remain as at each Allotment Date (as defined below);

5 November 2018

(d)

that no additional matter would have been disclosed by the Company Search and the Bankruptcy Search being carried out since the time and date of the carrying out of such searches and that the particulars disclosed by such searches are, in all aspects, true, complete and up-to-date;

(e)	that any foreign law would not affect any of the conclusions stated in this Opinion;

(f)	that, except as would be revealed by the Bankruptcy Search, no steps have been taken to place the Company into any insolvency procedure or to grant an injunction against the Company;

(g)

that on each date of the allotment and issue of the Shares (each an “Allotment Date”) the Company will allot and issue Shares in accordance with the articles of association of the Company (as in force at the relevant Allotment Date), the Companies Act 2006, applicable law and any relevant authority given by the members of the Company in a general meeting to allot such Shares and the consideration for the allotment and issue of Shares will not be less than the par value of such Shares;

(h)

that the term “non-assessable”, which has no recognised meaning under English law, for the purposes of this Opinion means that, under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional assessments or calls for further funds by the Company or any other person;

(i)

that the Shareholder Resolutions accurately record certain true and correct resolutions duly passed at a properly convened, constituted and conducted meeting of shareholders in accordance with the articles of association of the Company as in force at such time, and have not been and will not be amended, altered, repealed or rescinded, revoked or varied prior to the Allotment Dates and each and every part thereof is in full force and effect as at the date hereof;

(j)

the Board Resolutions accurately record certain true and correct board resolutions duly passed with the unanimous consent of the Board in accordance with the articles of association of the Company as in force at such time, and have not been and will not be amended, altered, repealed or rescinded, revoked or varied prior to the Allotment Dates and each and every part thereof is in full force and effect as at the date hereof;

(k)

there are no further approvals, documents or agreements in relation to the allotment or issue of shares in the Company or any agreement or arrangement to do so which can be provided to us as being relevant to our Opinion with regard to the allotment of the Shares (or the grant of rights to subscribe for or to convert any security into Shares);

(l)

as at each Allotment Date, the authority granted pursuant to the Shareholder Resolutions will be sufficient and will remain unutilised to the extent necessary to permit the allotment and issue of the Shares on such Allotment Date;

(m)

the directors at each Allotment Date will be duly authorised pursuant to the articles of association of the Company as in force at each Allotment Date, the Companies Act 2006, applicable law and any relevant authority given by the members of the Company in a general meeting to allot the Shares to be allotted and issued on such Allotment Date including on a non-pre-emptive basis, to the extent necessary;

5 November 2018

(n)

a meeting of the Board, or a duly authorised and constituted committee of the Board, will be duly convened and held or unanimous written resolutions of the Board or any such committee will be passed in accordance with the articles of association of the Company prior to each Allotment Date, at which it will be resolved to allot and issue the Shares to be allotted and issued on such Allotment Date;

(o)

the directors on each Allotment Date will have exercised their powers in accordance with their statutory duties under the Companies Act 2006 and English common law and, in deciding whether to enter into the issue and allotment of the Shares, the directors of the Company were and will be acting bona fide in the best interests of the Company for the purpose of fulfilling their commercial objectives and have exercised and will exercise their powers in accordance with their duties imposed by applicable law and there is and will be appropriate commercial benefit to the Company in issuing and allotting the Shares;

(p)	no director of the Company has or will have any interest in the issue and allotment of the Shares except to the extent permitted by the articles of association of the Company and by law;

(q)	none of the directors of the Company are or will be disqualified or are or will be subject to disqualification proceedings pursuant to the Company Directors Disqualification Act 1986 or otherwise;

(r)

the Shares will have been, on allotment and issue, fully paid up in accordance with (i) the articles of association of the Company in force at each Allotment Date; and (ii) applicable law in force at each Allotment Date;

(s)	the name of the relevant allottee and the number of Shares allotted will be duly entered in the register of members of the Company;

(t)

as of the date of this Opinion and at each Allotment Date, the Company has not passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up or dissolution of the Company, no application has been presented or order made by a court for the administration of the Company, no documents have been filed with the court for the appointment of an administrator in respect of the Company nor has any notice of intention to appoint an administrator been given in respect of the Company and no receiver, trustee, administrator, administrative receiver, liquidator or similar office-holder has been appointed in any jurisdiction in relation to the Company or any of its assets or revenues other than as disclosed by the Bankruptcy Search and is not, and will not be as a result of the issue and allotment of the Shares, unable to pay its debts as they fall due (as defined in section 123 of the Insolvency Act 1986);

(u)	all notifications and other requirements have been or shall be complied with by the Company in a timely fashion in relation to the issue and allotment of the Shares; and

(v)	in order to allot and issue Shares consisting of any class other than the Ordinary Shares, further shareholder resolutions may be required.

4.	Opinion

Based upon the foregoing and subject to any matters not disclosed to us and to the assumptions and qualifications set out in this Opinion, we are of the opinion that the Company is duly incorporated under the laws of England & Wales with limited liability and not in liquidation and that the Shares will be duly authorised, validly issued, fully paid and non-assessable provided that: (i) the

5 November 2018

Registration Statement, as amended, continues to be effective under the Securities Act; (ii) such Shares are issued on an Allotment Date in accordance with the terms of the articles of association and applicable law as in force at that date; (iii) full payment of the agreed upon cash consideration for any Shares has been received by the Company; and (iv) valid entries in the books and registers of the Company have been made whether physically or electronically.

5.	Qualifications

This Opinion is subject to the following qualifications:

(a)

we expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this letter that may affect this Opinion;

(b)	the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding up of the Company;

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered into the records of the Company immediately;

(c)	the Company Search is not capable of revealing, prior to the making of the relevant order whether or not a winding-up petition or a petition for an administration order has been presented;

(d)

the Bankruptcy Search relates only to a compulsory winding up and is not capable of revealing whether or not a winding up petition or a petition, prior to the making of the relevant order, for an administration order has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-Up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry of Winding-Up Petitions and entered on such records at all;

(e)	we express no opinion as to matters of fact and this Opinion is subject to any matters of fact not disclosed to us;

(f)	we express no opinion on the impact of any rules, regulations or requirements of the New York Stock Exchange or the rules and regulations adopted by the Commission;

(g)	this Opinion is strictly limited to the matters stated in paragraph 4 and does not extend to, and is not to be read as extended by implication to, any other matters;

(h)	any issue of Shares in excess of the disapplication of pre-emption rights set out in the Shareholder Resolutions may need to be offered to existing shareholders on a pre-emptive basis;

(i)

the authority to allot and the disapplication of pre-emption rights approved in the Shareholder Resolutions is due to expire at the next annual general meeting of the shareholders (or, if earlier, at the close of business on 27 July 2019).

5 November 2018

6.	Consent

We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to Travers Smith LLP under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This Opinion may be relied upon by Baker Botts L.L.P. for the purposes solely of any legal opinion that such firm may be required to give with respect to the Registration Statement.

Yours faithfully

/s/ Travers Smith LLP

Travers Smith LLP